Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2025, relating to the financial statements and financial highlights of The Berkshire Funds comprising Berkshire Focus Fund, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Fund Services” and “Disclosure of Current Portfolio Holdings” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 25, 2025